Exhibit 99.1

Mannatech Sees Slower Market Growth Affecting Second Quarter 2008 Results

Company plans on additional reserve for litigation

Coppell, TX, August 1, 2008 – Mannatech, Incorporated (NASDAQ—MTEX), a leading developer and provider of dietary supplements and skin care solutions, announced today that its sales and earnings in the second quarter of 2008 continue to be negatively affected by market conditions resulting in a larger deficit than experienced in the first quarter. Also, the company plans to substantially increase reserves for costs associated with pending litigation and workforce rationalization.

“Domestic sales continued to weaken in the second quarter, given challenging market conditions,” said Wayne Badovinus, president and CEO of Mannatech. “As a result, the company has taken considerable steps to reduce ongoing operating expenses as evidenced by the recent reduction in corporate workforce. In addition, I am spending a considerable amount of time in the field working to restore sales activity. While several factors have contributed to slower-than-anticipated growth in our Associate numbers, the company believes that the wellness industry will grow domestically, and that our direct sales channel is capable of restoring sales growth to historic levels.”

Badovinus added, “Market deterioration from a weakened economy and overhang from other external issues has had an inevitable impact on our sales growth. However, demand for our proprietary products among our loyal customers has remained strong, and we continue to find efficiencies through tight control of our operations. Mannatech is moving forward.”

About Mannatech

Mannatech, Incorporated, is a global wellness solutions provider of innovative, high quality, proprietary nutritional supplements, topical and skin care products, and weight management products sold through independent Associates and Members located in the United States and the international markets of Canada, Australia, the United Kingdom, Japan, New Zealand, the Republic of Korea, Taiwan, Denmark, Germany, and South Africa.

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “intend” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Contact Information:

Gary Spinell

Vice President

Corporate Communications

972-471-6512

ir@mannatech.com

www.mannatech.com

www.exploremannatech.com

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